REGISTERED MAY REGISTERED
NUMBER RB $

THE MAY DEPARTMENT STORES COMPANY

8 3/8% DEBENTURE DUE 2024

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 577778 AW 3

THE MAY DEPARTMENT STORES COMPANY, a corporation duly organized and existing under the laws of the State of New York (herein called the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to

8 3/8%
DUE
2024

, or registered assigns, the principal sum of    DOLLARS

on August 1, 2024, and to pay interest thereon from August 1, 1994 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 1 and August 1 of each year, commencing February 1, 1995, at the rate of 83/8% per annum, until the principal hereof is fully paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Debenture (or one or more Predecessor Debentures) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day of January or July (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Debenture (or one or more Predecessor Debentures) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Debentures of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payment of the principal of and interest on this Debenture will be made at the office or agency of the Company maintained for that purpose in The City of New York, New York, in such coin or currency of the United States of America as at the time of payment is legal
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tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Debenture Register.

Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed under its corporate seal.

THE MAY DEPARTMENT STORES COMPANY

DATED:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION
This is one of the Debentures of the series designated therein issued under the within-mentioned Indenture.

THE FIRST NATIONAL BANK OF CHICAGO, as Trustee

By
Authorized Officer

THE MAY DEPARTMENT STORES COMPANY
Attest:            By

Secretary

Chairman of the Board

Chief Executive Officer